Exhibit 4.6

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENT OF THE ACT AND SUCH LAWS. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SECURITIES OFFERED HEREBY CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT, AND/OR THE LAWS OF CERTAIN STATES, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE HOLDER HAS PROVIDED SELLER WITH A LEGAL OPINION ACCEPTABLE TO SELLER TO THAT EFFECT.

                              --------------------


                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") is made as of _________, 1997, by and between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("Seller"), and ____________________________ ("Purchaser").

                                    RECITALS

     A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, shares of the common stock, par value $.001 per share, of Seller (the "Common Stock"), pursuant to the terms and conditions of this Agreement and in reliance on Rule 506 under Regulation D ("Regulation D") promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

     B. The shares subject to this Agreement have not been registered under the Securities Act, or under the state securities laws of any state of the United States.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties agree as follows:

                                    Article 1
                                Purchase and Sale

     1.1 Purchase of Common Stock. On the terms and subject to the conditions contained in this Agreement, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase from Seller ______________ shares of Common Stock (the "Purchased Stock").

     1.2 Purchase Price. Purchaser shall pay to Seller a per share purchase price of U.S. $4.50, for a total purchase price of U.S.$ ____________ for the Purchased Stock (the "Purchase Price"). Purchaser shall pay Seller the Purchase Price by wire transfer in United States funds at Closing to:

         ACCOUNT NAME:       _________________________
                             _________________________

         BANK:               _________________________

         BRANCH:             _________________________
                             _________________________
                             _________________________

         ABA ROUTING #:      _________________________

         ACCOUNT #:          _________________________

         CONTACT:            _________________________
                             _________________________

     1.3 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall be held on such date and at such time on or before November 30, 1997, as the parties may agree, unless such date is extended by agreement of the parties (the "Closing Date"). On the Closing Date, Seller will cause its transfer agent to prepare a certificate or certificates representing the Purchased Stock, which certificate(s) shall be delivered to Purchaser at an address identified by Purchaser.

     1.4 Registration. Seller agrees to use its best efforts to file a registration statement on Form S-3 with the U.S. Securities and Exchange Commission within 120 days after the Closing Date to register the resale of the Purchased Stock by Purchaser. Purchaser agrees to provide Seller in a timely manner any information required to be provided by Purchaser in connection with the filing of the registration statement.

                                    Article 2
               Representations, Warranties and Covenants of Seller

     To induce Purchaser's execution of this Agreement and consummation of the transaction contemplated by this Agreement, Seller represents, warrants and covenants as follows:

     2.1 Corporate Organization; Authorization. Seller is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Washington and has full corporate power and corporate authority to enter into this Agreement and to issue and sell the Purchased Stock. This Agreement has been duly authorized, executed, and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

     2.2 Capital Stock. Seller has authorized capital stock consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of October 7, 1997, Seller had outstanding 11,415,155 shares of Common Stock and 10,585 shares of Series A Convertible Preferred Stock.

     2.3 Reporting Compliance. Seller's Common Stock is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Seller has filed all materials required to be filed pursuant to
Section 13(a) or 15(d) of the Exchange Act for a period of at least 12 months immediately preceding the date of this Agreement.

     2.4 Information. Seller has instructed Lysys Ltd. to deliver to Purchaser copies of Seller's Annual Report on Form 10-KSB for Seller's fiscal year ended May 31, 1997 and Seller's Quarterly Report on Form 10-QSB for the quarter ended August 31, 1997 (the "Offering Materials"). The information concerning Seller set forth in this Agreement and the Offering Materials is, as of the date thereof, complete and accurate in all material respects and, to the best of Seller's knowledge, does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Upon request, Seller shall provide to Purchaser any additional reports filed with the SEC after the date of this Agreement but prior to the Closing Date.

     2.5 Characteristics of the Shares. The Purchased Stock, when issued and delivered to Purchaser, will be duly and validly authorized and issued, fully paid, and nonassessable. There are no preemptive rights to acquire Common Stock of Seller.

                                    Article 3
             Representations, Warranties and Covenants of Purchaser

     As an inducement to, and with the intent that Seller rely on the accuracy thereof, Purchaser represents, warrants and covenants as follows:

     3.1 Organization. If Purchaser is an entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization. Purchaser has the requisite power and is duly authorized under all applicable laws, regulations and ordinances to acquire the Purchased Stock. The execution and delivery of this Agreement will not violate any provision of Purchaser's governing charter or any other contractual or legal obligation of Purchaser.

     3.2 Approval of Agreement. Purchaser has taken all action required by applicable law, its governing charter, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement is the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not required to obtain the authorization, approval, consent, or order of, or make a registration or filing, with any court or other regulatory or governmental body in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in the breach of any term or provision of, constitute an event of default under, or require the consent or approval of any third-party pursuant to any material contract, agreement, or instrument to which Purchaser is a party or to which any of its properties or operations are subject.

     3.3 Information. The information concerning Purchaser provided to Seller in connection with this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     3.4 Risk Factors. Purchaser has been informed and fully understands that there are risks associated with purchasing the Purchased Stock, including without limitation those set forth in Article 4, which factors Purchaser has considered carefully before executing this Agreement.

     3.5 Purchaser's Financial Condition. Purchaser is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act. Purchaser is capable of bearing the economic risk and the burden of this investment, including, but not limited to, the possibility of the complete loss of the Purchase Price. Purchaser understands that there are substantial restrictions on the transferability of the Purchased Stock, which may make the liquidation of the Purchased Stock impossible for the immediate future.

     3.6 Disclosure. Purchaser has received copies of the Offering Materials. All documents requested by Purchaser have been made available for inspection and copying. Purchaser has been supplied with all of the additional information concerning the Purchased Stock and Seller that Purchaser has requested.

     3.7 No Registration. Purchaser acknowledges that the Shares are being issued without being registered under the Securities Act, or under any applicable securities acts. The Purchased Shares are being acquired by Purchaser for its own account, for investment (and not on behalf of, or with a view toward distribution to, any other person) under exemptions from the registration provisions of the Securities Act. Purchaser acknowledges that it must therefore hold the Purchased Shares indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and that Seller will place stop transfer instructions with respect to the Purchased Shares. Seller is under no obligation to register the Purchased Shares or take any other action which would make an exemption from registration available, and Seller is under no obligation to cause or permit the Purchased Shares to be transferred in the absence of such registration or an opinion satisfactory to Seller's counsel that an exemption is available.

     3.8 Exclusive Reliance on this Agreement; No Oral Representations. In making the decision to purchase the Purchased Stock, Purchaser has relied exclusively upon information provided by this Agreement, information in any books, records or documents of Seller provided by Seller to Buyer in connection with this Agreement, and any investigations made by Purchaser. Purchaser confirms that it is not relying upon any oral representations or statements made by Seller or by any other person in purchasing the Purchased Stock.

     3.9 Rule 144. Purchaser acknowledges that the Purchased Shares are restricted securities, as defined in Rule 144 under the Securities Act, that the Purchased Shares may not be resold in reliance on Rule 144 for at least one year after issuance, and that once the Purchased Shares are eligible for resale under Rule 144, they will be subject to certain resale restrictions contained in Rule 144, including volume limitations and restrictions on the manner of resale, until they have been held for two years as provided in Rule 144. If Purchaser is an affiliate of Seller for purposes of Rule 144, Purchaser understands that certain restrictions on resale would continue to apply under Rule 144 for so long as Purchaser is an affiliate.

     3.10 Legend. Purchaser acknowledges that the certificates representing the Purchased Shares will bear substantially the following legend until such legend can be removed under applicable securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENT OF THE ACT AND SUCH LAWS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT, AND/OR THE LAWS OF CERTAIN STATES, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS

AVAILABLE AND THE HOLDER HAS PROVIDED THE COMPANY WITH A LEGAL OPINION ACCEPTABLE TO THE COMPANY TO THAT EFFECT.

     3.11 Further Actions. Purchaser shall execute and deliver to Seller, at or prior to the Closing, such further letters of representation, acknowledgment, suitability or the like, as Seller and its counsel may reasonably request in connection with Seller's reliance on exemptions from registration under Regulation D or any other securities laws.

     3.12 No Other Assurances. Seller and Purchaser acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

                                    Article 4
                                  Risk Factors

     Purchaser acknowledges that there are risks associated with purchasing the Purchased Stock, including without limitation, the following:

     4.1 Risk of Dilution. Certain events, such as the issuance by Seller of its equity securities, including Common Stock or other securities convertible into or exercisable for Common Stock, in connection with any financing, as part of the purchase price for any future acquisition of companies or technologies, as part of any employee compensation, stock purchase, or incentive program, pursuant to the exercise of warrants or stock options, or for any other corporate purpose, may result in immediate and substantial book value dilution.

     4.2 No Agency Approval. No federal or state agency has made any finding or determination as to the fairness for investment or made any recommendation or endorsement of the Purchased Stock.

     4.3 Past History of Net Losses. While Seller reported net profit of $811,000 for the first quarter of fiscal 1998 and $1,682,000 in fiscal 1997, it reported losses of $1,411,000 in fiscal 1995 and $999,000 in fiscal 1996. Seller's ability to maintain profitable operations in the future will depend on many factors, including Seller's ability to assimilate its recent and proposed future acquisitions and to finance its subsidiaries' production, the degree of market penetration of its products, its ability to develop new products, the degree of market acceptance of new products, and the level of competition in the markets in which Seller operates.

     4.4 Acquisition Risk Factors. As part of its business strategy, Seller has recently grown rapidly as a result of several acquisitions that have placed, and will continue to place, a significant strain on its management, financial and other resources. Past and future acquisitions may subject Seller to many risks, including risks relating to integrating and managing the operations and personnel of acquired companies, and maintaining and implementing uniform standards, controls, procedures and policies. The success of future acquisitions will depend, in part, upon Seller's ability to assess and manage the risks typically associated with acquisitions, including the risks of assessing the value, strengths, and weaknesses of acquisition candidates or new products, possible diversion of management attention from Seller's existing businesses, reduction of cash, disruption of product development cycles, dilution of earnings per share, or other factors.

     4.5 Dependence on Significant Customers. The Cashmere Manufacturing Co., Inc. subsidiary of Seller ("Cashmere") depends almost entirely on sales to The Boeing Company. As a result of this dependence on Boeing, general economic conditions and events affecting Boeing, all of which are outside Seller's control, may have a significant impact on Cashmere's sales and consequently on Seller's overall results of operations. Similarly, Seller's Morel Industries, Inc. subsidiary ("Morel") depends on sales to PACCAR Inc. and its Kenworth and Peterbilt divisions (collectively, "PACCAR"). Both Cashmere and Morel have developed and are implementing strategies intended to decrease their reliance on sales to these primary customers. However, there is no assurance that either Cashmere or Morel can successfully reduce its reliance on Boeing and PACCAR, respectively, to a degree that will protect Seller if sales to these primary customers decrease unexpectedly.

     4.6 Possible Need for Additional Long-Term Capital. Seller expects that its existing capital resources and expected revenue from operations will be adequate to satisfy its budgeted capital requirements for at least the next 12 months. Seller's actual capital needs, however, will depend on many factors, including the amount of revenue generated from operations, the cost of increasing Seller's sales and marketing activities, the ability of third-party suppliers to meet product commitments, future acquisitions, and the continuing availability of bank financing, none of which can be predicted with certainty. As a result of these factors, Seller is unable to predict accurately the amount or timing of future capital that it will need.

     4.7 Competition. Seller operates in highly competitive markets. The industries in which Seller currently competes are characterized by ongoing product development efforts and evolving technology, and success depends in part on the ability to gain a competitive advantage through proprietary technology. Although Seller believes that its proprietary technology may give it a competitive advantage with respect to its technology-based products, new developments by competitors are expected to continue. Seller's competitors may develop products that are viewed by customers as more effective or more economic than Seller's product lines. Seller may not be able to compete successfully against current and future competitors, and the competitive pressures faced by Seller may materially adversely affect Seller's business and results of operations.

     4.8 Technological Change; Development of New Products. The market for Seller's products is characterized by steadily evolving technology and industry standards, changes in customer needs, and new product introductions. Seller's success will depend on its ability to enhance its current products, develop new products that meet changing customer needs, advertise and market its products, and respond to evolving industry standards and other technological changes on a timely and cost-effective basis.

     4.9 Dependence on Key Personnel. Seller's success depends significantly on Donald A. Wright, Seller's Chief Executive Officer and President, and a small number of other senior management and operational personnel. The loss of the services of any of these employees could have a material adverse effect on Seller's ability to achieve its business objectives. Seller has key man life insurance policies on the life of Mr. Wright in the total amount of $3 million. Seller's growth and future success will depend in large part on its ability to attract and retain additional senior managers and highly skilled personnel to provide management and technological depth and support, to enhance and market its existing products and to develop new products.

     4.10 Limited Protection of Proprietary Technology. Seller regards elements of its technology as proprietary and relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures, and other intellectual property protection methods to protect its proprietary technology. Seller has 31 U.S. patents, three U.S. patent applications pending, and one international, one Canadian, and one European patent application pending relating to certain of its technology and products. There is no assurance that Seller's patent applications will result in issued patents, or that Seller's existing patents or any future patents will give Seller any competitive advantages for its products or technology, or that, if challenged, Seller's patents will be held valid and enforceable. Despite the precautions taken by Seller, unauthorized parties may attempt to copy aspects of Seller's products or obtain and use information that Seller regards as proprietary, and existing intellectual property laws give only limited protection. Policing violations of such laws is difficult.

     4.11 Environmental Matters. Seller is subject to federal, state and local laws, regulations and ordinances concerning solid waste disposal, hazardous materials storage, use and disposal, air emissions, waste water disposal, employee health and other environmental matters (together, "Environmental Laws"). Proper waste disposal and environmental regulation are major considerations for Seller because certain metals and chemicals used in its manufacturing processes are classified as hazardous substances. If Environmental Laws are violated, Seller could be liable for damages and for the costs of remedial actions and could also be subject to revocation of permits needed to conduct its business.

     4.12 Government Regulation. Certain of Seller's products are manufactured and sold under United States government contracts or subcontracts. As with all companies that provide products or services to the federal government, Seller is directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Certain of these government regulations relate specifically to the vendor-vendee relationship with the government, such as the bidding and pricing rules. Under regulations of this type, Seller must observe certain pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts, or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds.

     4.13 Availability and Cost of Materials. Seller does not have fixed price contracts or arrangements for all of the raw materials and other supplies it purchases. Seller generally has readily available sources of raw materials and other supplies it needs to manufacture its products and, where possible, Seller maintains alternate sources of supply. However, shortages of, and price increases for, certain raw materials and supplies used by Seller have occurred in the past and may occur in the future. Future shortages or price fluctuations could have a material adverse effect on Seller's ability to manufacture and sell its products in a timely and cost-effective manner.

     4.14 Product Liability. Seller is subject to the risk of product liability claims and lawsuits for harm caused by products of Seller. Seller maintains product liability insurance with a maximum coverage of $2 million. However, there is no assurance that Seller's insurance will be sufficient to cover any claims that may arise. A successful product liability claim in excess of Seller's insurance coverage could have a material adverse effect on Seller.

                                    Article 5
                                 Indemnification

     5.1 Indemnification by Purchaser. Purchaser will indemnify and hold harmless Seller and its directors, officers, agents and employees, and each person, if any, who controls Seller within the meaning of the Securities Act ("Affiliates"), from and against any and all claims, damages, expenses, liabilities, or actions ("Claims") to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with the investigation or defense of any Claims arising out of or based upon a misrepresentation or alleged misrepresentation of material fact contained in any application or statement filed with a governmental body by Seller or the omission or alleged omission of a material fact required to be stated therein, or necessary in order to make the statements made therein not misleading, but only insofar as any such misrepresentation or omission was made in reliance upon and in conformity with information furnished in writing by Purchaser. Purchaser agrees at any time upon the request of Seller to furnish a written letter or statement confirming the accuracy of any information provided to Seller by Purchaser. This Section 5.1 shall remain operative and in full force and effect, regardless of any investigation, made by or on behalf of Seller and shall survive the consummation of the transactions contemplated by this Agreement.

     5.2 Indemnification by Seller. Seller will indemnify and hold harmless Purchaser and its Affiliates from and against any Claims to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with the investigation or defense of any Claims arising out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any proxy statement, report, application or statement filed with a governmental body by Purchaser, or arising out of or are based upon the omission or alleged omission of a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Seller expressly for use therein. Seller agrees at any time upon the request of Purchaser to furnish to it a written letter or statement confirming the accuracy of the information with respect to Seller contained in any document referred to in this Section 5.2.

                                    Article 6
                       Conditions Precedent to Obligations

     The obligations of each party to this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties made by each party in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and such party shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such party prior to or at the Closing.

     6.2 Other Items. Each party shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as the other party may reasonably request.

                                    Article 7
                               General Provisions

     7.1 Amendment or Waiver. Every right and remedy provided in this Agreement shall be cumulative with every other right and remedy, whether conferred in this Agreement, at law, or in equity, and may be enforced concurrently with any right conferred by this Agreement, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by the parties, with respect to any of the terms contained in this Agreement, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     7.2 Attorneys' Fees. In the event any party institutes and prevails in any action or suit to enforce this Agreement or to secure relief from any default under or breach of this Agreement, the defaulting or breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including without limitation reasonable attorneys' fees incurred in connection with such dispute and in enforcing or collecting any judgment rendered pursuant to such dispute.

     7.3 Governing Law. This Agreement shall in all respects, including all matters of construction, validity, and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without reference to any rules governing conflicts of laws.

     7.4 No Brokers. Purchaser and Seller agree that no third person, except for Lysys Ltd., has in any way brought the parties together or been instrumental in the negotiation, execution, or consummation of this Agreement. Purchaser and Seller each agree to indemnify the other against any claim by any third person, other than Lysys Ltd., for any commission, brokerage, finders fee, or other payment with respect to this Agreement or the transactions contemplated hereby based upon any alleged agreement or understanding between such party and such third person, whether expressed or implied, arising from the actions of such party. The covenants set forth in this Section 7.4 shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

     7.5 No Public Announcement. Neither of the parties to this Agreement shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement (a) in the United States, or (b) outside the United States, unless that party has first provided a copy of such press release or public announcement to the other party at least five days prior to release. However, nothing contained in this Agreement shall prohibit any party from making any public disclosure or announcement which is required by law or shall prohibit Seller from making a public announcement on or after the Closing Date with respect to the completion of the offering.

     7.6 Notices. All notices, demands, requests, or other communications required or authorized under this Agreement shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

         If to Seller, to:   PACIFIC AEROSPACE & ELECTRONICS, INC.
                             Attention:  Donald A. Wright
                             President and Chief Executive Officer
                             434 Olds Station Road
                             Wenatchee, Washington 98801
                             Facsimile Transmission: (509) 664-6868
                             Telephone: (509) 664-8000

         If to Purchaser:    To the address, telephone or facsimile numbers
                             set forth on the signature page
or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder. Any such notice, demand, request, or other communication shall be deemed to have been given as of the date personally delivered or on the first business day after a legible copy sent by facsimile transmission is received, three days after the date mailed by registered or certified mail, or on the first business day after the date sent by overnight delivery.

     7.7 Survival; Liability. The representations, warranties, and covenants of the respective parties as set forth in this Agreement shall survive the Closing and consummation of the transactions contemplated by this Agreement for a period of two years from the date of this Agreement. Seller's cumulative liability to Purchaser for breaches of this Agreement shall not exceed the Purchase Price.

     7.8 Third-Party Beneficiaries. This Agreement is solely between Seller and Purchaser, and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

     7.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     7.10 Entire Agreement. This Agreement, together with the documents to be delivered pursuant to this Agreement, represents the entire agreement between the parties relating to the subject matter of this Agreement. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth in this Agreement.

Executed as of the date first set forth above.

                                       SELLER:

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By: _____________________________________
                                               Donald A. Wright
                                               President and CEO

                                       PURCHASER:

                                       _________________________________________

                                       _________________________________________

                                       By: _____________________________________
                                           Its _________________________________

                                       Purchaser's Address:
                                       _________________________________________
                                       _________________________________________
                                       _________________________________________

                                       Attention: ______________________________
                                       Facsimile Transmission: _________________
                                       Telephone: ________________


                                       Exact Name(s) for Certificate:

                                       _________________________________________

                                       Address for Certificate Delivery:
                                       _________________________________________
                                       _________________________________________
                                       _________________________________________

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